Mail Stop 6010
Via Facsimile and U.S. Mail



	January 9, 2005


Philip V. Bancroft
Chief Financial Officer
ACE Limited
17 Woodbourne Avenue
Hamilton HM 08
Bermuda

Re:	ACE Limited
	Form 10-K/A for the fiscal year ended December 31, 2004
	Filed August 12, 2005

	File No. 1-11778

Dear Mr. Bancroft:

 We have completed our review of your Form 10-K/A and have no further comments at this time.



								Sincerely,


								Jim B. Rosenberg
      							Senior Assistant Chief
Accountant
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Mr. Philip B. Bancroft
ACE Limited
December 9, 2005
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